UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014 (November 5, 2014)

Rally Software Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35868	84-1597294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Walnut Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 565-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 5, 2014 Rally Software Development Corp. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (the “Bank”).  The Credit Agreement provides for a secured revolving credit facility in an amount of up to $15.0 million, which includes a sublimit of $5.0 million for the issuance of sight commercial and standby letters of credit (the “Credit Facility”). The Company’s obligation to repay advances under the Credit Agreement will be evidenced by a promissory note.

The Company expects to use the net proceeds of borrowings under the Credit Facility, if any, for working capital and other general corporate purposes.

The obligations of the Company under the Credit Agreement are guaranteed by the Company’s domestic subsidiary, Rally Software Development International Corp. (“RSDI”).  In addition, the obligations of the Company under the Credit Agreement, and the obligations of RSDI under the guaranty, are secured by first priority security interests in substantially all of the assets of the Company and RSDI.

The borrowings under the Credit Facility will bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by the Bank to be one and one-half percent (1.50%) above the daily one month LIBOR in effect from time to time.

The Credit Agreement matures on October 31, 2015.  At its election, the Bank may grant an extension of the Credit Facility, as requested by the Company, for up to one year.

The Credit Agreement contains customary representations and warranties, including negative covenants that limit or restrict, among other things, dividends, indebtedness, mergers and fundamental changes, asset pledges and sales, investments, guaranties, loans, and other matters customarily restricted in such agreements.  In addition, the Credit Agreement requires that the Company maintain unencumbered liquid assets with the Bank or an affiliate of the Bank of at least $35.0 million (provided that the Company may maintain up to $3.0 million of this amount with HSBC Bank USA, NA).

If an event of default occurs under the Credit Facility, the commitments under the Credit Facility may be terminated and the principal amount outstanding under the Credit Facility, together with all accrued unpaid interest and other amounts owed in respect thereof, may be declared immediately due and payable.

The Bank and its affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement evidencing the Credit Facility, which is attached hereto as Exhibit 10.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Credit Agreement, dated as of November 5, 2014, by and between Rally Software Development Corp. and Wells Fargo Bank, National Association.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the anticipated future uses of the net proceeds of borrowings under the Credit Facility, if any, and the continued availability of the Credit Facility. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the Company’s estimates and assumptions with respect to the adequacy of its cash resources, and the Company’s ability to meet its debt service obligations and to comply with covenants under the Credit Agreement. Additional risks and uncertainties relating to the Company’s business can be found under the caption “Risk Factors” and elsewhere in the Company’s Securities and Exchange Commission filings and reports (Commission File No. 001-35868), including in its Quarterly Report on Form 10-Q for the quarter ended July 31, 2014. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rally Software Development Corp.

Dated: November 7, 2014
	By:	/s/ James M. Lejeal
James M. Lejeal
Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Exhibit

10.1	Credit Agreement, dated as of November 5, 2014, by and between Rally Software Development Corp. and Wells Fargo Bank, National Association.